As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HAWTHORN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-1626350
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

132 East High Street, Box 688, Jefferson City, Missouri	65102
(Address of Principal Executive Offices)	(Zip Code)

HAWTHORN BANCSHARES, INC.
EQUITY INCENTIVE PLAN
(Full title of the plan)

Brent M. Giles
Chief Executive Officer
132 East High Street, Box 688
Jefferson City, Missouri 65102
(Name and address of agent for service)

(573) 761-6100
(Telephone number, including area code, of agent for service)
 with copies of communications to:
 B. Scott Gootee, Esq.
Stinson LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer	☐	Non-accelerated filer	☒

Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) on file with the Commission (File No. 000-23636):

(a)the Registrant's Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 29, 2023 (including information specifically incorporated by reference therein from the Registrant's definitive proxy statement on Schedule 14A, filed on April 21, 2023);

(b)the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed on May 15, 2023;

(c)the Registrant's Current Reports on Form 8-K, filed on January 30, 2023, April 26, 2023, April 27, 2023, June 12, 2023, and June 21, 2023; and

(d)the description of the Registrant's common stock contained in the Registrant's Form 8-A/12g, filed on May 25, 2000, as updated by the description of the Registrant's common stock contained in Exhibit 4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any subsequently filed amendments and reports updating such description.
    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
    Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 351.355.1 of The General and Business Corporation Law of the State of Missouri (the "MGBCL") provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 351.355.3 of the MGBCL provides that, except as otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of the MGBCL, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.
Section 351.355.6 of the MGBCL also permits any person who is or was a director, officer, employee or agent, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the law.
Section 351.055.2(3) of the MGBCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the MGBCL or (iv) for any transaction from which the director derived an improper personal benefit.
    Article Tenth of the Registrant's Restated Articles of Incorporation provides that no person shall be liable to the Registrant or its shareholders for loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by such person as a director or officer of the Registrant or any other enterprise which such person serves or has served as a director or officer at the request of the Registrant (collectively, "Other Enterprises"), if such person (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (ii) took or omitted to take such action in reliance upon advice of counsel for the Registrant, or of such Other Enterprises, which such person had no reasonable grounds to disbelieve.
    Article Tenth of the Registrant's Restated Articles of Incorporation contains a provision requiring the Registrant to indemnify its directors and officers to the fullest extent permitted by Missouri law. In the event that the laws of the state of

Missouri are amended or changed, then the Registrant automatically shall be deemed authorized to indemnify such persons to the fullest extent permitted by such law, as so changed. Article V of the Registrant's Amended and Restated Bylaws provides that the Registrant shall indemnify eligible persons in accordance with Article Tenth of the Registrant's Restated Articles of Incorporation.
Without limiting the generality of the foregoing, Article Tenth of the Registrant's Restated Articles of Incorporation requires the Registrant to indemnify any person against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was serving as a director or officer of the Registrant or, at the Registrant's request, as a director or officer of another enterprise; provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; and provided, further, that the Registrant shall not be required to indemnify or advance expenses to any such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by the Registrant's Board of Directors.
Notwithstanding the foregoing, no indemnification shall be made in respect of expenses, penalties or other payments incurred by such person in connection with any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the Registrant.
Article Tenth of the Registrant's Restated Articles of Incorporation permits the Registrant's Board of Directors to authorize the Registrant to purchase and maintain insurance against any liability asserted against any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or, at the Registrant's request, as a director or officer of another enterprise, whether or not the Registrant would have the power or obligation to indemnify such person under the provisions described above, other than liability arising from any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in civil money penalties against such person or the registrant. The Registrant has obtained directors and officers liability insurance which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant and its subsidiaries against loss arising from certain claims made against them by reason of their being directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims. Such insurance provides coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.
The indemnification authorized and provided for by the Registrant's Restated Articles of Incorporation and Amended and Restated Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K on August 9, 2007 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K on January 27, 2021 and incorporated herein by reference).

5.1*	Opinion of Stinson LLP regarding legality.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Stinson LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (contained in the signature page hereto).

99.1	Hawthorn Bancshares, Inc. Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K on June 12, 2023 and incorporated by reference herein).
107*	Filing Fee Table
*    Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(a)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, State of Missouri, on this 30th day of June, 2023.

HAWTHORN BANCSHARES, INC.

By:	/s/ Stephen E. Guthrie
Stephen E. Guthrie
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Brent M. Giles and Gregg Bexten, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Brent M. Giles	Chief Executive Officer	June 6, 2023
Brent M. Giles	(Principal Executive Officer) and Director

/s/ Stephen E. Guthrie	Chief Financial Officer	June 6, 2023
Stephen E. Guthrie	(Principal Financial Officer and Principal Accounting Officer)

/s/ David T. Turner	Executive Chairman of the Board and Director	June 6, 2023
David T. Turner

/s/ Gregg A. Bexten	President and Director	June 6, 2023
Gregg A. Bexten

/s Kathleen L. Bruegenhemke	Senior Vice President and Director	June 6, 2023
Kathleen L. Bruegenhemke

/s/ Frank E. Burkhead	Director	June 6, 2023
Frank E. Burkhead

/s/ Philip D. Freeman	Director	June 6, 2023
Philip D. Freeman

/s/ Shawna M. Hettinger	Director	June 6, 2023
Shawna M. Hettinger

/s/ Jonathan D. Holtaway	Director	June 6, 2023
Jonathan D. Holtaway

/s/ Jonathan L. States	Director	June 6, 2023
Jonathan L. States

/s/ Gus S. Wetzel, III	Director	June 6, 2023
Gus S. Wetzel, III

/s/ Kevin L. Riley	Director	June 6, 2023
Kevin L. Riley